UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2009

INSITUFORM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10786	13-3032158
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17988 Edison Avenue, Chesterfield, Missouri	63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (636) 530-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

The Bayou Acquisition: On January 31, 2009, Insituform Technologies, Inc. (the “Company”), through its wholly-owned subsidiary, TBC Acquisition Corp., a Delaware corporation, entered into an Asset Purchase Agreement with The Bayou Companies, L.L.C., a Louisiana limited liability company (“Bayou”), to acquire the business of Bayou (the “Bayou Business”), including Bayou’s holdings and interests in certain partnerships and other entities relating to the Bayou Business (“Related Entities”), in exchange for $125 million in cash, subject to adjustment, plus an additional $7.5 million that will be paid only upon the achievement by Bayou of certain financial performance targets (the “Bayou Acquisition”).

The purchase price will be paid as follows: (1) $112.5 million in cash (to be reduced by Bayou’s proportional interest in any indebtedness for borrowed money of the Related Entities outstanding as of the closing date); (2) $12.5 million to be held in escrow as security for 18 months after the closing for any indemnification obligations of Bayou; and (3) additional cash payments of $7.5 million, plus 50% of excess earnings, in the form of a holdback. The holdback will be paid only upon the satisfaction of certain post-closing financial performance objectives by Bayou. The purchase price is also subject to a post-closing working capital adjustment.

As part of the agreement, Bayou has agreed not to compete with the Bayou Business for two years following the closing date. The agreement provides that either party may terminate the agreement without further obligation if we have not obtained, by February 20, 2009, the needed financing to pay the purchase price or if the closing has not occurred by February 28, 2009. Prior to closing, Bayou will perform environmental investigations at its Baton Rouge and Port of Iberia, Louisiana leased properties. The Asset Purchase Agreement otherwise includes customary representations, warranties and covenants by the parties.

Bayou has agreed to indemnify the Company for breaches of representations and warranties contained in the acquisition agreement subject to certain limitations. Any indemnification amounts are intended to be paid from the indemnification escrow although if indemnification claims exceed the amount of the escrow or the escrow has been released, the Company may pursue payment of the indemnifications claims directly from Bayou.

Subject to the satisfaction of certain conditions to closing, including satisfactory completion of our due diligence investigation and the absence of any change that would have a material adverse effect on Bayou and its consolidated subsidiaries, taken as a whole, the transaction is expected to close on or about February 28, 2009. In connection with the transaction, the Company will acquire the outstanding minority interests in two of the Related Entities such that those entities will be wholly owned by the Company after closing.

The foregoing description of the Bayou Acquisition and Asset Purchase Agreement is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Corrpro Acquisition: On February 1, 2009, the Company, through its wholly-owned subsidiary, First Down Acquisition Corporation, an Ohio corporation, entered into an Agreement and Plan of Merger (“Merger Agreement”) with Corrpro Companies, Inc., an Ohio corporation (“Corrpro”), through which the Company will acquire Corrpro by merger, with Corrpro continuing as the surviving corporation and as a wholly-owned subsidiary of the Company (the “Corrpro Acquisition”).

In consideration of the Corrpro Acquisition, the Company has agreed to pay cash consideration to the Corrpro shareholders of approximately $65.6 million (“Merger Consideration”), subject to adjustment. At the closing of the merger, the Merger Consideration will be adjusted downward to the extent that the outstanding balances of certain of Corrpro’s indebtedness exceeds $15.5 million and will be further adjusted downward to the extent that Corrpro’s transaction expenses related to the merger exceed $3.3 million. Additionally, the Merger Consideration will be adjusted upward by an amount up to $1.0 million upon Corrpro’s delivery to us of certain additional diligence documents. We will repay Corrpro’s indebtedness for borrowed money in connection with the closing of the merger.

The Merger Agreement includes provisions that generally prohibit Corrpro from soliciting bids from other buyers although Corrpro is permitted to review other offers and may terminate the Merger Agreement if it concludes, in good faith, that another offer is superior. In such case, Corrpro will pay the Company a $5 million termination fee. The Company has agreed to use commercially reasonable efforts to obtain financing for the transaction. To the extent the Company breaches this covenant or is unable to secure financing prior to March 31, 2009, the Company shall pay Corrpro a termination fee of $3 million. Either party may terminate the agreement prior to March 31, 2009, subject to certain limitations. The Company has no indemnification rights under the Merger Agreement.

Subject to the satisfaction of certain conditions to closing including approval by Corrpro’s shareholders, the Company’s ability to obtain financing for the transaction, the accuracy of the respective representations and warranties of each party, and the performance by each party of their respective agreements and covenants in all material respects, the transaction is expected to close on or about March 31, 2009.

The foregoing description of the Corrpro Acquisition and the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Asset Purchase Agreement by and between Insituform Technologies, Inc., TBC Acquisition Corp. and The Bayou Companies, L.L.C. dated January 31, 2009

10.2	Agreement and Plan of Merger by and among Insituform Technologies, Inc., First Down Acquisition Corporation and Corrpro Companies, Inc. dated February 1, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSITUFORM TECHNOLOGIES, INC.

	By:	/s/ David F. Morris
David F. Morris
Senior Vice President, General Counsel and Chief Administrative Officer
Date: February 2, 2009